Year
                                                    Ended
                                                    October
                                                    31,
                                           1994       1995       1996
Operating
activities:
Net                                      $2,950     $5,233       $571
income
Adjustments to
reconcile net
income to net
cash provided
by (used in)
operating activities:
  Net change in cash
  for Span during two month
  period ended October 31, 1995                      (300)
  Write-down of assets to net                                    2,000
  realizable value
  Write-off of                                        949
  unamortized
  deferred
  issuance cost
  Depreciation and                        3,269     3,681       4,921
  amortization
Deferred income                           (212)       266     (1,801)
   taxes
Minority                                              124         483
interest and other
Changes in
assets and
liabilities:
Accounts                                 (2,309)   (9,260)       (866)
receivabl
Inventories                                (718)   (6,969)     (9,434)
Prepaid                                    (525)     (558)       (936)
expenses and other
Accounts payable and                      2,015     9,151     (1,474)
other liabilities
Net cash                                  4,470     2,317     (6,536)
provided
by (used in)
operating activities

Investing
activities:
Capital                                  (3,909)   (10,476)    (10,852)
expenditures
Investment in                                         (497)
subsidiary
Capitalized                                (557)     (693)       (674)
software and other
Net cash                                 (4,466)   (11,666)    (11,526)
used in
investing
activities
Financing Activities:
Net proceeds under line of credit            573     1,694       6,035
Proceeds from                              1,650     4,049       8,377
issuance of debt
Repayments of                             (1,467)   (8,495)     (9,856)
debt and capital leases
Net                                                 25,852
proceeds from public offerings
Proceeds from
exercise
of stock
options and
employee
stock purchases                               32       394         727
Translation                                  (85)     (486)        115
adjustments and other
Net cash                                     703    23,008       5,398
provided by financing activities
Increase (decrease) in cash                  707    13,659      (12,664)
Cash at                                      962     1,669       15,328
beginning of year
Cash at end of year                     $  1,669   $ 15,328   $   2,664
Supplemental
disclosure of
cash flow information:
  Cash paid during the period for:
  Interest                              $  1,784   $  2,126   $   2,045
  Income taxes, net of refunds          $  1,204   $  2,695   $   6,552

Supplemental information of non-cash
investing and financing activities:
Capital
lease
obligations
incurred
for various
machinery and
equipment
purchases                                $  1,928  $  2,019   $     753
Common stock issued in the               $     48
acquisition of technology rights